As filed with the Securities and Exchange Commission on March 10, 2003

                         Registration No.______________
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             Registration Statement
                        Under the Securities Act of 1933

                                U.S. ENERGY CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     Wyoming
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   83-0205516
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

         877 North 8th West, Riverton, Wyoming 82501; Tel. 307.856.9271
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

                      Daniel P. Svilar, 877 North 8th West
                      Riverton, WY 82501; Tel. 307.856.9271
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number of agent for service)

                      Copies to:   Stephen E. Rounds, Esq.
                                   The Law Office of Stephen E. Rounds
                                   4635 East 18th Ave., Denver, CO 80220
                                   Tel:  303.377.6997; Fax: 303.377.0231
                                    ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE

                                                                             Proposed
                                                       Proposed               Maximum
                                 Amount of              Maximum              Aggregate
Title of Each Class             Securities             Offering            Dollar Price            Amount
of Securities                to be Registered          Price Per         of Securities to            of
to be Registered              in the Offering          Security            be Registered            Fee
----------------              ---------------          --------            -------------         --------

Common Stock                       28,192                $4.00            $   112,768.00         $  10.38
                                Shares(1)

Common Stock                      333,333                $3.00            $   999,999.00         $  92.00
                                Shares(2)

Common Stock                      150,000                $3.00            $   450,000.00         $  41.40
                                Shares(3)

Common Stock                        3,000                $3.75            $    11,250.00         $   1.04
                               Shares (4)

Common Stock                       74,564                $3.64            $   271,412.96         $  24.97
                               Shares (5)

Common Stock                      166,666                $3.00            $   499,998.00         $  46.00
                               Shares (6)

Common Stock                       75,000                $3.00            $   225,000.00         $  20.70
                               Shares (7)

Common  Stock                      33,705                $3.11            $   104,822.55         $   9.64
                               Shares (8)

Common Stock                       18,000                $3.00            $    54,000.00         $   4.97
                               Shares (9)

Total No. Securities
to be Registered                  882,460                                 $ 2,729,250.51         $ 251.10
                                   Shares

(1) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $4.00 per share, which warrants are held by 36 persons who own equity interests in VentureRound Group LLC ("VRG"), exercisable at $4.00 per share. These warrants expire on March 25, 2004.

(2) These shares being registered for resale under this registration statement are issuable upon conversion of debt to shares at a rate of 1 share for $3.00 of principal payable on a convertible secured promissory note held by Caydal, LLC.

(3) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $3.00 per share, which warrants are held by Caydal, LLC and 31 persons who own equity interests in VRG, exercisable at $3.00 per share. These options expire on May 30, 2005.

(4) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $3.75 per share, which warrants are held by one person who owns an equity interest in VRG, exercisable at $3.75 per share. These warrants expire on October 18, 2006.

(5) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $3.64 per share, which warrants are held by 23 persons. These warrants expire July 19, 2003.

(6) These shares being registered for resale under this registration statement are issuable upon conversion of debt to shares at a rate of 1 share for $3.00 of principal payable on a convertible secured promissory note held by Tsunami Partners, L.P.

(7) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $3.00 per share, which warrants are held by Tsunami Partners, L.P. and 34 persons who own equity interests in VRG, exercisable at $3.00 per share. These options expire on November 19, 2005.

(8) These shares being registered for resale under this registration statement include 20,000 shares held by two trusts, which shares were issued in a Sutter Gold Mining Company litigation settlement, and 13,705 shares issued as partial payment of legal services.

(9) These shares being registered for resale under this registration statement are issuable on exercise of outstanding options, at $3.00 per share, which options were issued as partial payment for legal services. These options expire February 2, 2004.

     Pursuant to rule 457(c), registration fee calculations for shares outstanding are estimated based on the $3.11 market value of the registrant's common stock (Nasdaq National Market System price on March 6, 2003), which is within 5 business days prior to the initial filing of this statement.

     Pursuant to Rule 457(h)(1), the maximum proposed offering price for shares underlying warrants currently outstanding is based on the exercise price of the warrants.

     The registration fee has been calculated pursuant to Rule 457(h) of the Act by multiplying the proposed aggregate offering price times the fee rate of $0.000092.

DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                                U.S. ENERGY CORP.
                         882,460 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 33,705 shares of common stock ($0.01 par value) by shareholders; and up to 848,755 shares of common stock by holders of warrants and options on exercise of the warrants and options, and shares which may be issued if principal on two secured convertible notes is converted to common shares. The shares are offered for sale by the selling shareholders; all but one of the selling shareholders will become such on exercise of their warrants, or if the principal on the secured convertible notes is converted to common shares, and those persons decide to sell the shares:

     o 28,192 shares under warrants held by 36 persons who own equity interests in VentureRound Group, LLC ("VRG"), exercisable at $4.00 per share. The warrants expire on March 25, 2004.

     o 333,333 shares which may be issued if $1,000,000 principal on a secured convertible note held by Caydal, LLC is converted to common shares at a rate of 1 share for $3.00 of principal.

     o 120,000 shares under warrants held by Caydal, LLC, exercisable at $3.00 per share. These warrants expire on May 30, 2005

     o 30,000 shares under warrants held by 31 persons who own equity interests in VRG, exercisable at $3.00 per share. These warrants expire on May 30, 2005.

     o 3,000 shares under warrants held by one person associated (licensed) with (and who owns an equity interest in VRG), exercisable at $3.75 per share. These warrants expire on October 18, 2006.

     o 74,564 shares under warrants held by 23 persons who had been associated (licensed) with a broker-dealer which raised funds for Yellowstone Fuels Corp., a subsidiary of the company, under a private placement of YSFC common stock in 1997. The YSFC warrants were exchanged for warrants of the company in 1999. The warrants expire July 19, 2003.

     o 166,666 shares which may be issued if $500,000 principal on a secured convertible note held by Tsunami Partners, L.P. is converted to common shares at a rate of 1 share for $3.00 of principal.

     o 60,000 shares under warrants held by Tsunami Partners, L.P., exercisable at $3.00 per share. These warrants expire November 19, 2005.

     o 15,000 shares under warrants held by persons who own equity interests in VRG, exercisable at $3.00 per share. These warrants expire November 19, 2005.

     o 20,000 shares held by two trusts, which shares were issued to them in settlement of a lawsuit involving the company's subsidiary Sutter Gold Mining Company.

     o 13,705 shares held by two persons, which shares were issued as partial payment for legal services.

     o 18,000 shares under options held by one person, which options were issued as partial payment for legal services, exercisable at $3.00 per share. These options expire February 2, 2004.

     On May 30, 2002, we borrowed $1,000,000 from Caydal, LLC, a private lender and shareholder of U.S. Energy Corp. The two year secured loan is convertible into restricted shares of U.S. Energy Corp. common stock at the rate of 1 share for $3.00 of principal (a maximum of 333,333 shares), or into restricted shares of common stock of our subsidiary Rocky Mountain Gas, Inc. at the rate of 1 share for $1.50 of principal. In addition, USE issued to the lender a warrant to purchase until May 30, 2005, 120,000 shares of USE restricted common stock, at $3.00 per share, and RMG issued to the lender a warrant to purchase until May 30, 2005, 120,000 shares of RMG restricted common stock, at $1.50 per share. VentureRound Group ("VRG"), a licensed broker-dealer, acted as the lender's agent in the transaction, for which services USE paid VRG $25,000 cash and issued (to 31 persons who own equity interests in VRG) warrants to purchase until May 30, 2005, 30,000 restricted shares of common stock of U.S. Energy Corp., at $3.00 per share. Resale of the shares of U.S. Energy Corp. common stock issuable to the lender on conversion of the note, and the shares issuable on exercise of the warrants to purchase shares of common stock of U.S. Energy Corp. issued to the lender, and to the 31 persons who own equity interests in VRG, are covered by this resale prospectus.

     VRG also served as financial advisor to the company in connection with a private financing by the company in February and March 2002. In connection with that transaction, warrants to purchase 28,192 shares at $4.00 are held by 36 persons who own equity interests in VRG, issued as of March 25, 2002, expiring on March 25, 2004. In connection with an earlier financing by the company, the company issued warrants to purchase 3,000 shares at $3.75 to one person who owns an equity interest in and is associated (licensed) with VRG; these warrants were issued as of October 18, 2001 and expire on October 18, 2006. Resale of shares acquired on exercise of all these warrants is covered by this resale prospectus.

     On November 19, 2002, we borrowed $500,000 from Tsunami Partners, L.P., a private lender. The two year secured loan is convertible into restricted shares of U.S. Energy Corp. common stock at the rate of 1 share for $3.00 of principal, or into restricted shares of common stock of our subsidiary Rocky Mountain Gas, Inc. at the rate of 1 share for $2.00 of principal. In addition, U.S. Energy Corp. issued to the lender a warrant to purchase until November 19, 2005, 60,000 shares of U.S. Energy Corp. restricted common stock, at $3.00 per share (a maximum of 166,166 shares), and RMG issued to the lender a warrant to purchase until November 19, 2005, 60,000 shares of RMG restricted common stock, at $2.00 per share. VRG acted as the agent in the transaction, for which services USE paid VRG $20,000 cash and issued a warrant to purchase until November 19, 2005, 15,000 restricted shares of common stock of U.S. Energy Corp., at $3.00 per share. These warrants were issued to the equity owners of VRG (see below), including Robert H. Taggart, a licensed broker who provided securities-transaction services. Resale of the shares of U.S. Energy Corp. common stock issuable to the lender on conversion of the note, and the shares issuable on exercise of the warrants to purchase shares of common stock of U.S. Energy Corp. issued to the lender, and to the equity owners of VRG, are covered by this resale prospectus.

     In each of the financing or advisory transactions in which VRG was involved, the services provided by VRG were provided by persons associated with (licensed with) a broker-dealer registered with the Securities and Exchange Commission. The warrants to purchase stock in USE were issued in partial consideration for these services provided by licensed persons, but distributed to the owners of VRG, including the persons licensed as brokers (who also own equity interests in VRG). Those persons who received warrants as owners of VRG, but who are not licensed as brokers, did not provide securities- transaction services and did not otherwise pay for the warrants.

     Effective September 19, 2002, we entered into amendments to warrants that were to expire on that date. The original warrants were issued for the exercise of up to 67,025 shares of the company's common stock to persons who had been associated (licensed) with a broker-dealer which raised funds in 1997 for Yellowstone Fuels Corp., a subsidiary of the company. As consideration for an extension of time for exercising the warrants, the holders agreed to waive certain rights relating to anti-dilutive and cashless exercise provisions of the original warrants. The warrants, which cover now 74,564 shares, are exercisable at $3.64 per share, and now expire on July 19, 2003. Resale of these 74,564 shares is covered by this prospectus.

     On December 2, 2002, the company and its subsidiary Sutter Gold Mining Company entered into a settlement agreement relating to certain litigation involving SGMC. As a result of the settlement the company issued 20,000 shares of U.S. Energy Corp. common stock to trusts. Resale of these 20,000 shares is covered by this prospectus.

     On February 3, 2003, the company issued 8,231 shares and 5,474 shares of common stock, respectively, to two persons, and options to purchase 18,000 shares of common stock to one of them as partial payment for legal services. Resale of these 13,705 shares is covered by this prospectus.

     In this prospectus, "selling shareholder" or "selling shareholders" refers to Caydal, LLC, 36 persons who own equity interests in VRG, 22 persons who had been associated (licensed) with a broker- dealer which raised funds for YSFC, Tsunami Partners, L.P, two trusts involved in the SGMC litigation settlement, and the two persons who performed legal services for the company. In this prospectus, and the information incorporated by reference, "we," "company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

     The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Although we will receive proceeds if and to the extent the options and warrants are exercised, we will not receive any proceeds from sale of any of the shares offered by the selling shareholders. None of the options or warrants have been exercised at prospectus date.

     USE is traded ("USEG") on the Nasdaq National Market System ($3.11 on March 6, 2003).

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 11 AND THE TABLE OF CONTENTS ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS _________________, 2003.

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Summary Information............................................................8

         The Company...........................................................8

         The Offering..........................................................9

Risk Factors .................................................................11

     Risk Factors Involving the Company.......................................11

         Lack of coalbed methane production
          and established reserves for most of the
         coalbed methane properties may slow down
         future exploration of these properties...............................11

         Continued low gas prices for Powder River
         Basin production may hurt our business...............................12

         We may have to begin to curtail
         operations if we don't raise
         more capital by July 2003............................................12

         We are subject to certain kinds of risks
         which are unique to the minerals business............................13

         Delays in obtaining permits for methane
         wells could impair our business......................................13

         The company's poison pill could discourage
         some advantageous transactions.......................................13

         Compliance with environmental
         regulations may be costly............................................13

         Commodity price fluctuations may be
         difficult to manage and could cause losses...........................14

         Future equity transactions, including exercise of
         options or warrants, could result in dilution........................14

         Terms of  subsequent financings may
         adversely impact your investment.....................................14

         There may be risks related to our prior use of
         Arthur Andersen LLP as our independent
         certified public accountant..........................................15

     Risk Factor Involving This Offering......................................15

Representations About This Offering...........................................16

Forward Looking Statements....................................................16

Description of Securities.....................................................16

Use of Proceeds...............................................................20

Selling Shareholders..........................................................20

Plan of Distribution..........................................................28

Disclosure of Commission Position on Indemnification..........................29

Where to Find More Information About Us.......................................30

Incorporation of Certain Information by Reference.............................30

Legal Matters.................................................................31

Experts.......................................................................31

                               SUMMARY INFORMATION

     The following summarizes all material information found elsewhere in this prospectus and the information incorporated into it by reference. This summary is qualified by the more detailed information in this prospectus and the information incorporated by reference.

THE COMPANY

     U.S. Energy Corp. is a Wyoming corporation, formed in 1966, in the business of acquiring, exploring, developing and/or selling or leasing mineral properties, and the mining and marketing of minerals. We now are engaged in the exploration of coalbed methane gas properties, which is our primary business focus. The only activities of a significant and recurring nature are in coalbed methane.

     We also hold mining properties, but these properties (uranium and a property in Sutter Creek, California we bought for gold exploration) are shut down. The most significant uranium properties are located on Sheep Mountain in Wyoming, and in southeast Utah. We also hold a royalty interest in claims on Green Mountain, Wyoming, now held by Kennecott Uranium Company (see below). Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. We know of no plans for the molybdenum property to be put into production (this property is owned by Phelps Dodge). Small oil and gas operations in Montana and Wyoming are conducted as well. We also hold commercial properties, most of which are located in Utah and leased to third parties. Our fiscal year ended May 31, but on December 16, 2002, our Board of Directors adopted a resolution changing the fiscal year end of USE and its affiliates to December 31, effective December 31, 2002.

     The exploration of coalbed methane properties is conducted through Rocky Mountain Gas, Inc. RMG, a Wyoming corporation is owned 51.1% by USE and 40.4% by Crested Corp. Crested is a 70.5% majority-owned subsidiary of the company (see below). Properties of RMG are held in southeastern Montana and northeastern and southwestern Wyoming. In April 2002, a lawsuit was filed challenging the validity of Bureau of Land Management leases in Montana. Approximately 32% (88,411 acres) of RMG's total acreage is leased from the BLM in Montana. See
Item 3 (Legal Proceedings) in the Form 10-K/A for fiscal 2002. The status of this litigation will be updated in subsequent SEC filings.

     Except for the Bobcat Field (for which we have established gas reserves) we don't know if anything of value will result from our activities in the coalbed methane area: Only a limited number of exploratory wells have been drilled, and there is not yet enough information from these wells to determine if they contain proved reserves; gas prices are low in the Powder River Basin (our area of activity); permitting issues may delay further work, and more funding may be needed but not available.

     USE and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans, Mr. Evans is now deceased). In 1980, USE and Crested formed a joint venture, referred to as the USECC Joint Venture, to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of debts by Crested issuing common stock to USE, Crested became a majority-owned subsidiary of USE in fiscal 1993. In fiscal 2001, Crested issued another 6,666,666 shares of common stock to reduce Crested's debt owed to USE by $3.0 million, which increased USE's ownership of Crested to 70.5%.

     All of USE's and Crested's operations are in the United States. Principal executive offices for USE and Crested are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone 307.856.9271; fax 307.857.3050.

     Most of the company's (USE's) operations are conducted through subsidiaries, the USECC joint venture with Crested, and various jointly-owned subsidiaries of USE and Crested.

     Until September 11, 2000, USE, Crested and Kennecott Uranium Company ("Kennecott"), owned the Green Mountain Mining Venture ("GMMV"), which held a large uranium deposit and uranium mill in Wyoming. On September 11, 2000, USE and Crested settled litigation with Kennecott involving the GMMV by selling their interest in the GMMV and its properties back to Kennecott for $3.25 million and receiving a royalty interest in the uranium properties. Kennecott also assumed all reclamation obligations on the GMMV properties. Other principal uranium properties and an uranium mill in southeast Utah are held by Plateau Resources Ltd., a wholly-owned subsidiary of USE. The Utah uranium properties are shut down.

     The property held by Sutter Gold Mining Company ("SGMC"), a majority-owned subsidiary of USE, is shut down so far as a prospective mining operation is concerned, because the current price of gold is too low to raise the capital necessary to put the properties into production. There are no current plans to start mining activities at Sutter.

THE OFFERING

Securities Outstanding            12,189,776 shares of common stock, $0.01 par
                                  value.

Securities To Be Outstanding      13,038,531 shares of common stock, $0.01 par
                                  value, assuming the options and warrants on 348,756 shares held by the selling shareholders were exercised as of the date of this prospectus, and the principal payments of the two secured convertible notes is converted to 499,999 common shares as of the date of this prospectus.

Securities Offered                882,460 shares of common stock owned or to be
                                  owned by the selling shareholders.

Use of Proceeds                   We will not receive any proceeds from sale of
                                  shares by the selling shareholders, but we will receive up to $1,124,431 in proceeds from exercise of the warrants and options, if they are exercised, which will be used by the company for working capital.

Plan of Distribution              The offering is made by the selling
                                  shareholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices.
                                  See "Plan of Distribution."

Risk Factors                      An investment is subject to risk. See "Risk
                                  Factors."

GAS RESERVES FOR BOBCAT FIELD

     The following table sets forth estimated proved reserves of gas and the present value (discounted 10%, referred to as the "PV10") of such reserves as of December 31, 2002. These reserves are for the Bobcat Field (24 wells, all producing from the Cook coal, and wells to be drilled to the Cook coal, on acreage adjacent to the producing wells). The reserve data and the present value as of that date were prepared by Ryder Scott Company, independent petroleum engineers. For further information, see Ryder Scott's reserve report included as an exhibit to registration statement covering this prospectus.

     Refer to these definitions when reading the reserve information:

     PROVED RESERVES: The estimated quantities of gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED DEVELOPED RESERVES: Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

     PROVED UNDEVELOPED RESERVES: Proved reserves that are expected to be recovered from new wells on undrilled acreage.

     PRESENT VALUE (also referred to below as the "PV10 VALUE"): The present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the calculation date without future escalation, all without giving effect to non-property related expenses (such as general and administrative expenses, debt service, or future income tax expense), or to depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     The PV10 value was prepared using constant prices ($3.00 per Mcf) as of the calculation date, discounted at 10% per annum on a pre-income tax basis, and is not intended to represent the current market value of the estimated gas reserves owned by the company. Note that the PV10 discount factor has been calculated net of ad valorem and production taxes, but before income taxes. The PV10 discount factor is not the same as the standardized measure of present value calculations which are determined on an after-income tax basis.

                               Proved Reserves     Proved Reserves
                                  Developed          Undeveloped        Total
                                  ---------          -----------        -----

Coalbed methane gas (Mmcf)            489.7              95.9            585.6
PV10 Value                        $ 793,482          $ 94,947         $ 888,429

     These estimates of proved reserves have been filed only with the Securities and Exchange Commission, and have not been included in reports to other federal agencies.

     Note that there are numerous uncertainties inherent in estimating gas reserves and their estimated values, including many factors beyond the control of the company. Reservoir engineering is a subjective process of estimating underground accumulations of gas that cannot be measured exactly. Estimates of economically recoverable gas, and the future net cash flows which may be realized from the reserves, necessarily depend on a number of variable factors and assumptions, such as historical production from the area compared with production from other areas, the assumed effects of regulations by government agencies, assumptions about future gas prices and operating costs, severance and excise taxes, development costs, and workover and remedial costs. The outcomes in fact may vary considerable from the assumptions.

     Estimates of the economically recoverable quantities of gas attributable to any particular property, the classification of reserves as to proved developed and proved undeveloped based on risk of recovery, and estimates of the future net cash flows expected from the properties, as prepared by different engineers or by the same engineers but at different times, may vary substantially, and the estimates may be revised up or down as assumptions change.

     It is likely that actual production volumes, revenues from production, and the amount of money spent on a property's reserves, will vary from the estimates. These variances could be material.

     The PV10 discount factor, which is required by Securities and Exchange Commission for use in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor, based on interest rates in effect in the financial markets, and risks associated with the gas business.

     Generally, the volume of gas production declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities on our other properties, or acquire properties with proved reserves, or both, our proved reserves will decline with production. Therefore, our future production depends on finding or acquiring more reserves.

     The business of exploring for, developing, or acquiring reserves is capital intensive. To the extent operating cash flow is reduced and external capital becomes unavailable or limited, our ability to make the necessary capital investment to maintain or expand our gas reserves asset base would be impaired. There is no assurance future exploration, development, and acquisition activities will result in additional proved reserves. Even if revenues increase because of higher gas prices, increased exploration and development costs could neutralize the increased revenues.

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus (including the information incorporated by reference) before investing.

RISK FACTORS INVOLVING THE COMPANY

     LACK OF COALBED METHANE PRODUCTION AND ESTABLISHED RESERVES FOR MOST OF THE COALBED METHANE PROPERTIES MAY SLOW DOWN FURTHER EXPLORATION OF THESE PROPERTIES. Presently we have only one property in production for which reserves have been established (see "Gas Reserves for bobcat Field" above). We have not drilled and tested enough wells on the other properties to determine if we have economic reserves of coalbed methane in place. For some properties, we will have to establish at least some reserve parameters before gas transmission companies will build gas lines to our properties, and construction of lines will depend also on then-current and projected market prices for gas. If we have the necessary capital, we may elect to build our own lines over to existing transmission lines near two of our properties in the Powder River Basin in Wyoming. We can't sell production until the lines and associated gathering lines and compression stations are constructed.

     Due to permitting delays in Montana, we may not realize production from the Castle Rock and Kirby prospects until late 2003, or later. The Bobcat property in Wyoming is now in production, and other Wyoming properties could be in production in 2003, but production might be delayed due to low market prices for gas. Low market prices could delay gas purchasers from building the necessary lines to move gas from our properties to the major gas transmission lines.

     These factors may make it difficult to raise the amount of capital needed to further explore the coalbed methane production potential in our properties in a rapid manner. Therefore, we may have to seek to raise capital. In the meantime, we have only limited working capital. See below.

     CONTINUED LOW GAS PRICES FOR POWDER RIVER BASIN PRODUCTION MAY HURT OUR BUSINESS. For September, 2002, RMG received an average price of $0.94 per Million BTU (MMBtu) of gas produced from the Bobcat field (its only producing field), with prices ranging from $0.46 to $1.22 per MMBtu. The energy content of our CBM is close to one MMBtu per Mcf (from .96 to .98 MMBtu in 1.00 Mcf). The Bobcat field is not economic at these low prices. These prices approximate what other producers in the area were receiving in September 2002, and represent a negative price differential of approximately 73% compared to the average price of approximately $3.485 per MMBtu received by producers nationwide. This negative differential usually narrows to within 60% to 30% of a national average during the winter months. RMG owns a 27.6% working interest (22% net revenue interest) in the Bobcat project.

     There is no guarantee that increased pipeline capacity planned or under construction will eliminate the negative price differential or even significantly reduce it.

     Produced and sold gas (net of gas used as fuel for the compressors) averaged approximately 1,821 MMBtu per day in January 2003 (503 MMBtu net rate to our 27.6% working interest). All gas was sold at market prices (average price $3.03 per MMBtu), which for January 2003 represented a negative differential of 57% from national average gas prices in that month.

     During March 2003, RMG will receive a guaranteed price of $3.49 per MMBtu for its share of the first 500 MMBtu of gas sold each day with the balance at market prices.

     During February 2003, RMG received a guaranteed price of $3.07 per MMBtu for its share of the first 1,000 MMBtu of gas sold each day, and an average price of $4.25 per MMBtu for the balance of gas produced. This guaranteed pricing arrangement may be available to RMG monthly, at prices negotiated with the gas buyer at the end of each preceding month, or, RMG may elect to sell on daily market prices.

     The guaranteed pricing mechanism may, or may not, prove advantageous to RMG in those months it is utilized, depending on market price performance during those months, and in any event, would not insulate RMG from the negative price differential to the extent it is a significant influence on prices.

     The return of sustained low gas prices would impair our ability to raise capital for RMG and reduce revenues from production coming on line. See the discussion under the caption "Gathering and Transmission of CBM Gas" in the Form 10-K/A for fiscal 2002.

     WE MAY HAVE TO BEGIN TO CURTAIL OPERATIONS IF WE DON'T RAISE MORE CAPITAL BY JULY 2003. At November 30, 2002, U.S. Energy Corp. had working capital of $2,166,600, and an accumulated deficit of $36,954,100. Our current level of operations, including general and administrative overhead, mineral operations (primarily holding costs for the uranium and gold properties), and costs to comply with other property lease and permitting obligations for the coalbed properties, are estimated to cost $2,900,000 for the six months ending June 30, 2003. However, if we can't realize cash from liquidating assets, or other sources, or if RMG spends more money on exploration than will be covered by current arrangements, then under these circumstances additional equity financing may be necessary to sustain operations starting in July 2003. There are no current commitments for such future financing as may be necessary.

     Our strategy for RMG contemplates a total capital budget of up to $50,000,000 through calendar 2003 to continue exploring our coalbed methane properties; put them into production, and to acquire more properties. The cash requirements for our coalbed methane business are in addition to working capital requirements. However, lack of production and established reserves may make it difficult to raise this amount of money in the near future. Therefore, we may have to seek to raise capital in smaller amounts over time, which efforts probably will extend well into calendar 2004. See the preceding risk factor.

     WE ARE SUBJECT TO CERTAIN KINDS OF RISK WHICH ARE UNIQUE TO THE MINERALS BUSINESS. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant production, because the minerals (including methane gas) may be difficult or impossible to extract (produce) on a profitable basis.

     Profitability of any mining and production we may conduct will involve a number of factors, including, but not limited to: the ability to obtain all required permits; costs of bringing the property into production; the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels, and market prices for the metals or hydrocarbons to be produced staying above production costs. Our properties, or properties we might acquire in the future, may not contain deposits of minerals or coalbed methane gas that will be profitable to produce.

     In addition, all forms of mineral (and oil and gas and coalbed methane) exploration and production require permits to have been issued by various federal and state agencies. See below.

     DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS. Drilling and producing coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. For example, there is currently a temporary moratorium for drilling coalbed methane wells on fee and state lands in Montana. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

     THE COMPANY'S POISON PILL COULD DISCOURAGE SOME ADVANTAGEOUS TRANSACTIONS. We have adopted a shareholder rights plan, also known as a poison pill (see "Description of Securities"). The plan is designed to discourage a takeover of the company at an unfair low price. However, it is possible that the board of directors and the takeover acquiror would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price was at a significant premium to market prices. Therefore, as a result of the mere existence of the plan, shareholders would not receive the premium price.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY. Our business (mostly coalbed methane) is intensely regulated by government agencies. Permits are required to drill and pump methane wells, explore for minerals, operate mines, build and operate processing plants, and handle and store waste. The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues. If the economics of a project would not justify the changes, we might have to abandon the project.

     The company must comply with numerous environmental regulations on a continuous basis, to comply with the United States Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities. Additional monitoring and reporting is required by the United States Nuclear Regulatory Commission for uranium mills even if not currently operating (like the company's uranium mill at Ticaboo, Utah). The Abandoned Mine Reclamation Act in Wyoming and similar laws in other states where we have properties impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes.

     Failure to comply with these regulations could result in substantial fines and environmental remediation orders. For information on the company's bonding requirements to date, see note K to the audited financial statements in the 2002 Form 10-K/A.

     COMMODITY PRICE FLUCTUATIONS MAY BE DIFFICULT TO MANAGE AND COULD CAUSE LOSSES. Gas, gold and uranium prices can be volatile. Sharp swings in market prices make budgeting and operations more difficult. Sustained lower prices can result in impairment of the financial value of the mineral property purchased as well as the facilities built to process the material (such as mills or gas compression stations). Hedging activities, if available for the commodity, can protect against price swings but may result in locking a company into a lower than market price over time.

     FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION. From time to time the company sells restricted stock and warrants, and convertible debt, to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees and third parties, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution will depend on the spread between market and exercise price, and the number of shares involved. The company will continue to grant options to employees with exercise prices equal to market price at grant date, and in the future may sell restricted stock and warrants, all of which may result in dilution to existing shareholders. See also "Registration for Resale of Additional Shares May Depress Market Prices."

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price. See "Risk Factor Involving This Offering" below.

     THERE MAY BE RISKS RELATED TO OUR PRIOR USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. The consolidated balance sheet of U.S. Energy Corp. for the year ended May 31, 2000 and the related consolidated statements of operations, shareholders equity and cash flows for each of the two years in the period ended May 31, 2000 included in the Annual Report on Form 10-K/A for the year ended May 31, 2002, as amended and incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants.

     The recent obstruction of justice conviction of Arthur Andersen LLP may adversely affect Arthur Andersen LLP's ability to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen LLP's audit of our financial statements incorporated by reference in this prospectus for the years ended May 31, 2000. Arthur Andersen LLP has been convicted of federal obstruction of justice arising from the government's investigation of Enron Corp. Should we seek to access the public capital markets to raise money for the Company before October 1, 2003, SEC rules will require us to include or incorporate by reference in any prospectus audited financial statements for the fiscal year ended May 31, 2000, which has been audited by Arthur Andersen LLP. If the SEC ceases accepting financial statements audited by Arthur Andersen LLP, we could be unable to access the public capital markets until after October 1, 2003, unless Grant Thornton LLP, our current independent accounting firm, or another independent accounting firm, is able to re-audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on our business, profitability, and growth prospectus.

     The SEC's rules would not require the use of the financial statements for the fiscal year ended May 31, 2000, in any prospectus we file after October 1, 2003.

RISK FACTOR INVOLVING THIS OFFERING

     REGISTRATION FOR RESALE OF ADDITIONAL SHARES MAY DEPRESS MARKET PRICES. From time to time we have funded operations by selling restricted securities of subsidiary companies for their operations, then later reacquired those securities by exchange for shares and warrants of USE. For example, in January 2002, we issued 1,423,460 restricted shares of common stock in exchange for restricted shares of Rocky Mountain Gas, Inc. and in conversion of preferred stock of USE, for which the exchanging shareholders, and the holder of the USE preferred stock, originally had invested $5,309,000. The shares of common stock of USE were issued based on the market price of $3.92 per share on December 5, 2001, and the original investment amount for RMG and preferred stock, plus $270,959 of interest owed three of the investors.

     In addition, in February and March 2002, we sold 266,541 shares of restricted stock, at $3.25 per share, and two year warrants to purchase 56,383 shares of stock, with an exercise price of $4.00 per share, for $866,258 cash. We also issued 20,000 shares to Robert H. Taggart, Jr. in exchange for unexercised warrants and for services.

     It is anticipated that resale of these 1,710,001 shares of USE common stock, and resale of the 56,383 shares on exercise of the warrants (at $4.00 per share), into the public market will be registered on two Form S-3 registration statements to be filed with the Securities and Exchange Commission in March 2003.

     Such resales could adversely affect market prices for the investors who buy shares in this offering.

     From time to time, we may sell restricted shares to raise capital. Registration for resale of such additional shares could adversely affect market prices for investors who buy shares in this offering.

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                           FORWARD LOOKING STATEMENTS

     We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve risks that are both known and unknown, including unexpected economic and market factors, failure to accurately forecast operating and capital expenditures and capital needs (due to rising costs and/or different drilling and production conditions in the field), changes in timing or conditions for getting regulatory approvals to drill coalbed methane wells where needed, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen may be turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address all of the material risk factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

                            DESCRIPTION OF SECURITIES

     COMMON STOCK. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

     Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

     Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

     Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

     In September 2001, the company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is incorporated by reference into this prospectus.

     Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at a price of $200.00 for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

     The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

     The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the company is initiated with the objective of acquiring 15% of the company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable the holder to convert the preferred stock into voting common stock of the company at a price equal to one-half the market price.

     PREFERRED STOCK. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval. In June 2000, we established a Series A Convertible Preferred Stock, for which 1,000 shares of preferred stock are reserved for sale at $10,000 per share; 200 shares were issued and outstanding at November 30, 2001. In January 2002, we converted the 200 outstanding shares of Series A stock by issuing 513,140 shares of restricted common stock to the holder, based on $2,000,000 invested plus $11,507 of interest (annual rate of 7.5%) which accrued in December 2001 (previous interest had been paid in cash), divided by $3.92 (market price for USE stock on December 5, 2001).

     WARRANTS. As of the date of this prospectus, warrants and options (to persons or entities other than employees, officers or directors of the company) are issued and outstanding to purchase a total of 743,870 shares of common stock:

     o Options to purchase 18,000 shares at $3.00 held by Robert A. Nicholas, issued February 3, 2003 and expiring February 2, 2004, issued as partial payment for legal services. Resale of shares acquired on exercise of these options is covered by this resale prospectus.

     o Warrants to purchase 60,000 shares at $3.00 held by Tsunami Partners, L.P., issued on November 19, 2002 and expiring November 19, 2005, issued in connection with a $500,000 convertible loan to the company from Tsunami, L.P. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Warrants to purchase 15,000 shares at $3.00 held by 34 persons who own equity interests in VentureRound Group ("VRG"), a licensed broker-dealer, which served as financial advisor in connection with the Tsunami loan transaction. The warrants were issued as of November 19, 2002, expiring on November 19, 2005. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Warrants to purchase 120,000 shares at $3.00 held by Caydal, LLC, issued on May 30, 2002 and expiring May 30, 2005, issued in connection with a convertible loan to the company from Caydal. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Warrants to purchase 30,000 shares at $3.00 held by 31 persons who own equity interests in VRG, which served as financial advisor in connection with the Caydal loan transaction. The warrants were issued as of May 30, 2002, expiring on March 30, 2005. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Warrants to purchase 3,000 shares at $3.75 per share held by one person who owns an equity interest in VRG, which served as the financial advisor to the company in connection with the private transactions from June to October 2001 (see above). These warrants were issued as partial compensation for services provided to the company by the individual, who owns an equity interest in and who is associated (licensed) with VRG. These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Warrants to purchase 28,192 shares at $4.00 held by 36 persons who own equity interests in VRG, issued as of March 25, 2002, expiring on March 25, 2004. VRG served as the financial advisor to the company in connection with the private transactions in February and March 2002. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Options to purchase 20,000 shares at $3.90 held by James E. Seale issued as of January 10, 2002, expiring on January 9, 2005 for consulting services. Resale of shares acquired on exercise of these options is not yet covered by a resale prospectus.

     o Warrants to purchase 10,000 shares at $3.75 held by Kevin P. Daly, issued as of October 18, 2001 and expiring October 18, 2003. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 50,000 shares at $3.00 held by Caydal, LLC, issued on October 24, 2001 and expiring October 24, 2003. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 67,936 shares at $3.75 held by 18 investors who purchased shares and warrants in private transactions with the company from June 29, 2001 to October 18, 2001. These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 34,761 shares at $3.75 held by persons who own equity interests in VRG, which served as the financial advisor to the company in connection with the private transactions from June to October 2001 (see above). These warrants were issued as partial compensation for services provided to the company by persons who own equity interests in VRG, which services were provided by licensed brokers . These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 11,034 shares at $3.75 held by persons who own equity interests in VRG. These warrants were issued for financial consulting services provided by persons who own equity interests in VRG. The services were provided by licensed brokers. These warrants were issued as of November 2, 2001 and expire November 2, 2006. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 74,564 shares at $3.64, issued in exchange for Yellowstone Fuels Corporation (a subsidiary of USE) warrants under a share and warrant exchange agreement between YSFC and USE. The warrants expire July 19, 2003, and were issued to 23 persons who had been associated (licensed) with a broker-dealer (American Fronteer, f/k/a RAF Financial) which raised funds for YSFC in 1997. Resale of shares acquired on exercise of these warrants is covered by this resale prospectus.

     o Options issued February 8, 1999 to purchase 75,000 shares at $2.25 per share (expiring February 8, 2004), to consultant Michael Baybak. Resale of the shares acquired on exercise of these options is not covered by a resale prospectus.

     o Options issued February 8, 1999 to purchase 20,000 shares at $2.62 per share (expiring March 15, 2003), to (former) consultant R. J. Falkner. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants issued May 14, 2001 to purchase 10,000 shares at $4.70 per share (expiring May 14, 2003), to consultant Riches in Resources, Inc. The warrants are not exercisable unless the company's stock price closes at or above $6.50 per share for 90 consecutive days before expiration of the options. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants issued May 14, 2001 to purchase 20,000 shares at $4.70 per share (expiring May 14, 2003), to consultant Riches in Resources, Inc. The warrants are not exercisable until the company's stock price closes at or above $10.00 per share for 90 consecutive days. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Options issued April 11, 2001 to purchase 20,000 shares at $3.98 per share, expiring April 10, 2006, to (former) consultant R. J. Falkner and Company. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 56,383 shares at $4.00 per share, held by 16 investors who purchased shares and warrants in private transactions with the company in February and March, 2002. These warrants were issued in February and April 2002, and will expire two years after issuance. Resale of the shares acquired on exercise of these options is not yet covered by a resale prospectus.

     OPTIONS. USE has granted options to employees, officers and directors to purchase shares at exercise prices from $2.00 to $3.90 per share. At March 6, 2003, a total of 3,690,945 shares may be issued upon exercise of these options. These options expire at various times from 2008 to 2012.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus, but we will receive up to $1,124,431 in proceeds from the exercise of the options and warrants, if they exercise all the options and warrants, (pursuant to which the shares underlying such options and warrants will be sold pursuant to this prospectus), which will be used by the company for working capital.

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the selling shareholders of up to 882,460 shares of common stock ($0.01 par value) owned or to be owned on exercise of options and warrants by the selling shareholders, and conversion of debt. The footnotes to the table below give information about shares issuable on exercise of the options and warrants by the selling shareholders. All shares issued (and all shares issuable on exercise of options and warrants, and conversion of debt) are (and will be) restricted securities as that term is defined in rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with rule 144 or the restriction removed in accordance with rule 144(k).

     None of the selling shareholders are affiliates of the company or any subsidiary of the company.

     o 28,192 shares under warrants held by 36 persons who own equity interests in VRG, exercisable at $4.00 per share.

     o 333,333 shares which may be issued if $1,000,000 principal on a secured convertible note held by Caydal, LLC is converted to common shares at a rate of 1 share for $3.00 of principal.

     o 120,000 shares under warrants held by Caydal, LLC, a private lender and shareholder of U.S. Energy Corp., exercisable at $3.00 per share.

     o 30,000 shares under warrants held by 31 persons who own equity interests in VRG, exercisable at $3.00 per share.

     o 3,000 shares under warrants held by one person who owns an equity interest in VRG, exercisable at $3.75 per share.

     o 74,564 shares under warrants, exercisable at $3.64 held by 23 persons who had been associated (licensed) with a broker-dealer which raised funds for Yellowstone Fuels Corp., a subsidiary of the company, under a private placement of YSFC common stock in 1997. The YSFC warrants were exchanged for warrants of the company in 1999. The warrants expire July 19, 2003.

     o 166,666 shares which may be issued if $500,000 principal on a secured convertible note held by Tsunami Partners, L.P. is converted to common shares at a rate of 1 share for $3.00 of principal.

     o 60,000 shares under warrants held by Tsunami Partners, L.P., exercisable at $3.00 per share. These warrants expire November 19, 2005.

     o 15,000 shares under warrants held by 34 persons who own equity interests in VRG, exercisable at $3.00 per share. These warrants expire November 19, 2005.

     o 20,000 shares held by two trusts issued to them in settlement of a lawsuit involving the company's subsidiary Sutter Gold Mining Company.

     o 18,000 shares under options held by one person, which options were issued as partial payment for legal services, exercisable at $3.00 per share. These options expire February 2, 2004.

     o 13,705 shares held by two persons, which shares were issued as partial payment for legal services.

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

     The following information has been provided to us by the selling shareholders. All numbers of shares, and percentage ownership, are stated on a pro forma basis as of prospectus date assuming issuance of 348,756 shares upon exercise of all options and warrants listed above, and issuance of the 499,999 shares upon conversion of the principal payments of the two secured convertible notes. There are 12,189,776 shares issued and outstanding on the initial date of this prospectus; on a pro forma basis, 13,038,531 shares are outstanding, which number assumes exercise only of the options and warrants (and conversion of debt) held by the selling shareholders which are covered by this prospectus. Additional shares issuable on possible exercise of additional options and warrants presently outstanding, are not included in the pro forma calculation above.


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                            Owned(1)                For Sale            Offering     Offering(2)
-------------------------------------------------------------------------------------------------------------------

A. Clinton Allen                            18,909 (4)(5)(6)          10,924 (5)(6)            *             *
1280 Massachusetts Ave. #200
Cambridge, MA 02138

Andy Galy                                   1,100 (7)                 1,100 (7)                *             *
342 30th Street
New Orleans, LA 80203

Ardell J. Schelich                          42,026 (4)(5)(6)          682 (5)(6)               *             *
347 Lake View Dr.
Washington, MO 93090

Bathgate McColley & Associates LLC          538 (4)                   538 (4)                  *             *
5350 S. Roslyn Street, Suite 308
Greenwood Village, CO 80111

Belmont Navy, LLC                           1,167 (4)(5)(6)           682 (5)(6)               *             *
111 Sixth Street
Cambridge, MA 02141

Ben Bourgeois                               192 (7)                   192 (7)                  *             *
3504 Lake Arrowhead
Harvey, LA 70058

Bourne Capital LLC                          1,595 (5)(6)              1,595 (5)(6)             *             *
410 Marion Street
Denver, CO 80218

Caydal, LLC                                 673,333 (3)(6)            453,333 (3)(6)          5.1%        1.6%
410 Marion Street
Denver, Colorado 80218

Chris Donofrio                              275 (7)                   275 (7)                  *             *
First Funding
848 W. Eastman, Suite 204
Chicago, IL 60622

Curragh Capital Partners, LLC               1,500 (6)                 1,500 (6)                *             *
609 5th Avenue, 2nd Floor
New York, NY 10017

David Berkowitz                             412 (7)                   412 (7)                  *             *
2013 Ottawa Drive
Las Vegas, NV 89109

David Berlin                                1,167 (4)(5)(6)           682 (5)(6)               *             *
Birchwood Resources
1675 Broadway #1020
Denver, CO 80202


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                            Owned(1)                For Sale            Offering     Offering(2)
-------------------------------------------------------------------------------------------------------------------
David Gertz                                 1,167 (4)(5)(6)           682 (5)(6)               *             *
7120 E. Orchard Rd. #300
Greenwood Village, CO 80111

Donna Schulze                               3,208 (4)(6)(7)           2,708 (6)(7)             *             *
877 E. Dry Creek Rd.
Englewood, CO 80112

Edward J. Godin                             1,000 (6)                 1,000 (6)                *             *
7424 S. Chapparal Circle East
Aurora, CO 800016

Edward Swift and                            10,000                    10,000                   *             *
Margaret Swift Revocable Trust
50 Church Street, P. O. Box 128
Sutter Creek, CA 95685

Eric Stroud                                 1,100 (7)                 1,100 (7)                *             *
7715 Dairy Lane
Village of Lakewood, IL 60014

George D. Thompson                          285 (4)(5)(6)             170 (5)(6)               *             *
11710 W. 102 Place
Overland Park, KS 66214

Greg Powers                                 165 (7)                   165 (7)                  *             *
709 7th Lane
Palm Beach Gardens, FL 33418

Gulf Projects Investment Company            4,670 (4)(5)(6)           2,720 (5)(6)             *             *
Kuwait Stock Exchange Building
Safat 13066, Kuwait

James A. McCaughey                          83,268 (4)(5)(6)          1,699 (5)(6)             *             *
3 Cueta Drive
Rancho Mirage, CA 92270

James E. Hosch                              1,231 (5)                 1,231 (5)                *             *
7038 Willa Lane
Evergreen, CO 80439

James J. Cahill                             26,148 (4)(5)(6)          15,648 (5)(6)            *             *
57 Lawrence Hill Rd.
Huntington, NY 11743

James V. Rauh                               19,036 (4)(5)(6)          339 (5)(6)               *             *
7234 South Uravan Ct.
Aurora, CO 60016


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                            Owned(1)                For Sale            Offering     Offering(2)
-------------------------------------------------------------------------------------------------------------------

Jeffrey J. Schmitz                          4,266 (4)(5)(6)           339 (5)(6)               *             *
10356 E. Weaer Circle
Englewood, CO 80111

John J. Lais, III                           30,574 (4)(5)(6)          339 (5)(6)               *             *
2602 Woodland Ct.
McKinney, TX 75070

John P. Kanouff                             31,335 (7)                31,335 (7)               *             *
2525 E. Cedar Avenue
Denver, CO 80209

John Shuster                                5,288 (7)                 1,788 (7)                *             *
21379 York Ct.
Kildeer, IL 60047

Kurt Novey                                  1,450 (7)                 550 (7)                  *             *
4224 Nasyth Drive
Plano, TX 75093

Lance Hering                                2,175 (4)(5)              675 (5)                  *             *
5301 S. Yosemite St., Apt. 26206
Greenwood Village, CO 80111

Larry A. Bach & Susan A. Bach               285 (4)(5)(6)             170 (5)(6)               *             *
501 W. Fairbanks Avenue
Winter Park, FL 32789

Leonard Alsfeld                             550 (7)                   550 (7)                  *             *
4705 Rebecca Blvd.
Metarie, LA 70003

Mark A. Loewenstein &                       40,636 (4) (6)            135 (6)                  *             *
Kangping K. Loewenstein
12512 White Drive
Silver Spring, MD 20904

Mark Reinstein                              1,760 (7)                 1,760 (7)                *             *
180 E. Meadows Ct.
Alpharetta, GA 30006

Marshall G. Folkes, III                     24,749 (4)(5)(6)          339 (5)(6)               *             *
3841 Houndstooth Court
Richmond, VA 23233


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                            Owned(1)                For Sale            Offering     Offering(2)
-------------------------------------------------------------------------------------------------------------------

Martin G. Williams &                        574 (4)(5)(6)             339 (5)(6)               *             *
Margaret M. Williams
13333 Long Leaf Dr.
Clarksville, MD 21029

Maury Rogow                                 925 (4)(5)(6)             540 (5)(6)               *             *
1050 Taylor Street N #709
Arlington, VA 22201

Michael Bagnulo                             412 (7)                   412 (7)                  *             *
1020 Martins Lake
Roswell, GA 30076

Mike Nixon                                  704 (7)                   704 (7)                  *             *
43557 Window Ct.
Ashburn, VA 20147

Mildred Swift McBride                       10,000                    10,000                   *             *
Testamentary Trust
50 Church Street, P. O. Box 128
Sutter Creek, CA 95685

Mohamed Ali Ahmed                           574 (4)(5)(6)             339 (5)(6)               *             *
5052 Grimm Dr. #512
Alexandria, VA 23233

Morgan Stanley Dean Witter                  574 (4)(5)(6)             339 (5)(6)               *             *
FBO Thomas Garrity
1857 Wainwright Dr.
Reston, VA 20190

Peyton N. Jackson &                         12,190 (4)(5)(6)          845 (5)(6)               *             *
Linda M. Jackson
8704 Standish Rd.
Alexandria, VA 22308

Philip A. Nicholas                          8,231                     8,231                    *             *
170 North 5th Street
P. O. Box 928 Laramie, WY 82703

R. A. Fitzner, Jr.                          3,574 (4)(5)(6)           3,339 (4)(5)(6)          *             *
P. O. Box 8000-260
Mesquite, NV 89024

Fiserv Securities Inc.  C/FBO               1,731 (5)                 193 (5)                  *             *
Richard Huebner
16318 E. Berry Avenue
Centennial, CO 0115


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                            Owned(1)                For Sale            Offering     Offering(2)
-------------------------------------------------------------------------------------------------------------------

Robert A. Nicholas                          26,639 (8)                23,474 (8)               *             *
107 South Broadway, Suite 213
Riverton, WY 82501

Robert H. Taggart, Jr.                      45,148 (4)(5)(6)          14,648 (5)(6)            *             *
4163 S. Chapparrel Circle East
Aurora, CO 80116

Robert Long                                 31,335 (7)                31,335 (7)               *             *
3125 Riverside Dr.
Riverton, WY 82501

Roger Conan                                 574 (4)(5)(6)             339 (5)(6)               *             *
14 Oakley Road
Dublin 6, Ireland

Roy Van Buskirk & Rachel Deutsch            872 (4)(5)(6)             512 (5)(6)               *             *
1616 Buchanan St.
Arlington, VA 22207

Sterne Agee & Leach, Inc.                   19,036 (4)(5)(6)          339 (5)(6)               *             *
C/F Michael M. Vuocolo IRA
407 Arrowhead BL 123
Jonesboro, GA 30236

Steve Smitten                               137 (7)                   137 (7)                  *             *
5520 Reflections Blvd.
Lutz, FL 33588

Fiserv Securities Inc.  C/FBO               1,835 (5)                 296 (5)                  *             *
Steven Bathgate
6376 E. Tufts Avenue
Englewood, CO 80112

SJS Holdings                                5,909 (4)(5)(6)           3,409 (5)(6)             *             *
c/o Susan Schoch
350 East 84th Street
New York, NY 10028

Tom Bazely                                  137 (7)                   137 (7)                  *             *
5021 Seminary Rd. #327
Alexandria, VA 22311

Troy G. Taggart                             9,444 (4)(5)(6)(7)        5,444 (5)(6)(7)          *             *
21220 Craborchard Ct.
Ashburn, VA 20147

Tsunami Partners, L.P.                      226,666 (3)(5)            226,666 (3)(5)        1.8%             *
2011 Cedar Springs Rd., Apt. 506
Dallas, TX 75201


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                            Owned(1)                For Sale            Offering     Offering(2)
-------------------------------------------------------------------------------------------------------------------

Vicki D.E. Barone                           51 (5)                    51 (5)                   *             *
7854 S. Harrison Circle
Littleton, CO 80122

Vincent Schmitz                             22,629 (4)(5)(6)          682 (5)(6)               *             *
4207 Montview Blvd.
Denver, CO 80207

Wayne A. Moore                              1,167 (4)(5)(6)           682 (5)(6)               *             *
P. O. Box 68
Rock Falls, IL 61071

William Gamello                             550 (7)                   550 (7)                  *             *
19 West Sky Lane
Clifton Park, NY 12065

William Gavin Kessler                       275 (7)                   275 (7)                  *             *
1921 Bissell - Unit C
Chicago, IL 60614

William Potter                              159 (5)(6)                159 (5)(6)               *             *
498 Ridgewood Avenue
Glen Ridge, NJ 07028

William Powers                              550 (7)                   550 (7)                  *             *
19900 Earlwood Dr.
Jupiter, FL 33458

William Todd Mauney                         137 (7)                   137 (7)                  *             *
600 Rainier Ct.
Highland Village, TX 75077

*    Less than 1%.

(1) Includes shares underlying warrants which may not have yet been exercised and are not covered by this resale prospectus.

(2) Assumes all shares registered for resale under this prospectus are sold by the selling shareholder.

(3) Includes shares issuable upon conversion of principal payments to shares at a rate of 1 share for $3.00 of principal payable on a convertible secured promissory note.

(4) Includes shares issuable on exercise of warrants at $3.75 per share, and assumes exercise of such warrants by the selling shareholder.

(5) Includes shares issuable on exercise of warrants at $4.00 per share, and assumes exercise of such warrants by the selling shareholder.

(6) Includes shares issuable on exercise of warrants at $3.00 per share, and assumes exercise of such warrants by the selling shareholder.

(7) Includes shares issuable on exercise of warrants at $3.64 per share, and assumes exercise of such warrants by the selling shareholder.

(8) Includes shares issuable on exercise of warrants at $3.00 per share, and assumes exercise of such warrants by the selling shareholder.

     The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     O an exchange distribution in accordance with the rules of the applicable exchange;

     O    privately negotiated transactions;

     O short sales (sales of shares not owned in hopes of a decline in market price so the seller can purchase in the market at a lower price to be able to deliver the shares sold);

     O broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon rule 144 under the 1933 Act, provided they meet the criteria and conform to the requirements of the rule.

     The selling shareholders may also engage in short sales against the box (a short sale where the seller borrows the stock from a third party, hoping the market price will decline), puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their his shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     We are required to pay all fees and expenses incident to the registration of resale of the shares covered by this prospectus. However, all discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the selling shareholders. The company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable. See below.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                     WHERE TO FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

     All of the information contained in the following documents filed with the Commission is incorporated by reference into this prospectus: Amended Annual Report on Form 10-K/A for fiscal year ended May 31, 2002 filed March 3, 2003; Quarterly Report on Form 10-Q for the three months ended August 31, 2002; Quarterly Report on Form 10-Q for the three and six months ended November 30, 2002; Proxy Statement for Annual Meeting of Shareholders in December 2002; Report on Form 8-K on September 20, 2001, reporting adoption in calendar 2001 of a "shareholder rights plan" also commonly known as a "poison pill"; and Report on Form 8-K on December 20, 2001 regarding status of coalbed methane operations; Report on Form 8-K on April 23, 2002, reporting that Suncor did not exercise an option to acquire interest in coalbed methane properties and reporting a contract to purchase the Bobcat coalbed methane property in Wyoming; Form 8-K on June 6, 2002, reporting closing of the contract to purchase the Bobcat property; Form 8-K on June 10, 2002, providing further information on the closing of the contract to purchase the Bobcat property, and borrowing $1,000,000 in a secured convertible loan transaction; Form 8-K on July 23, 2002, reporting the Phelps Dodge legal proceedings; Report on Form 8-K on August 20, 2002, reporting the entry of an order by the Special Master (appointed by the Court in the Nukem litigation) to provide monthly reports on uranium transactions; Form 8-K on September 5, 2002 concerning a research report; Form 8-K/A on September 24, 2002 amending the Form 8-K on the research report; Form 8-K on December 9, 2002 reporting an extension of time granted the Special Master in the Nukem litigation to file his final accounting report and borrowing $500,000 in a secured convertible debt transaction; Form 8-K on December 18, 2002 reporting results of the company's annual meeting of shareholders and change in fiscal year end; Form 8-K on January 8, 2003 reporting RMG option to purchase coalbed methane properties; Form 8-K on February 7, 2003 reporting an Option Agreement to acquire additional coalbed methane properties, exploration results on Montana properties now held, and improved gas prices for Bobcat production; Form 8-K on March 3, 2003 reporting an additional extension of time granted the Special Master in the Nukem litigation to file his final accounting report; and Form 8-A, on September 20, 2001, registering the preferred stock purchase rights (in connection with the shareholder rights plan). The SEC file number for all of these filings is 000-06814.

     All of the information which will be contained in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements, and Reports on Form 8-K, and any other filings we make pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, all after the date of this prospectus, also are incorporated by reference into this prospectus as of the dates when such documents are filed with the Commission.

     We will provide to you copies of any or all of the information in these documents, and any exhibits to them, without charge, upon request addressed to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501, attention Daniel
P. Svilar, Secretary. You also may request these documents by telephone:
1.307.856.9271. Our internet address is www.useg.com. Our 1934 Act filings are not directly available through our internet address (website), but you can access those filings through the link to Nasdaq at our internet address (website).

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

                                     EXPERTS

     Our consolidated balance sheet as of May 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended May 31, 2002 and 2001, have been audited by Grant Thornton LLP, and are included, with the audit report from Grant Thornton LLP, in the Annual Report on Form 10-K for the fiscal year ended May 31, 2002 in reliance upon the authority of such firm as experts in accounting and auditing. Our consolidated balance sheet as of May 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years ended May 31, 2000, have been audited by Arthur Andersen LLP, and are included along with the audit report of Arthur Andersen LLP, in the Annual Report on Form 10-K/A for the fiscal year ended May 31, 2002, as amended, in reliance upon the authority of such firm as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

     The letter report of Ryder Scott Company, which contains certain information with respect to the company's gas reserves, has been filed as an exhibit to the registration statement of which this prospectus forms a part. The information contained in the Ryder Scott Company report is included in this prospectus in reliance on such firm as experts in such matters.

                           882,460 SHARES COMMON STOCK

                                U.S. ENERGY CORP.


                               -------------------
                                   PROSPECTUS
                              --------------------


                            ___________________, 2003


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee...................$   251.10
National Association of Securities Dealers, Inc. examination fee......       n/a
Accounting ...........................................................  2,000.00
Legal fees and expenses...............................................  2,000.00
Printing .............................................................       n/a
Blue Sky fees and expenses (excluding legal fees).....................    250.00
Transfer agent .......................................................       n/a
Escrow agent..........................................................       n/a
Miscellaneous.........................................................       n/a

Total.................................................................$ 4,501.10

The Registrant will pay all of these expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

                                                                      SEQUENTIAL
EXHIBIT NO.   TITLE OF EXHIBIT                                          PAGE NO.

3.1           USE Restated Articles of Incorporation.........................[2]

3.1(a)        USE Articles of Amendment to
              Restated Articles of Incorporation.............................[4]

3.1(b)        USE Articles of Amendment
              (Second) to Restated Articles
              of Incorporation (Establishing Series
              A Convertible Preferred Stock..................................[9]

3.1(c)        Articles of Amendment (Third) to
              Restated Articles of Incorporation
              (Increasing number of authorized shares)......................[14]

3.2           USE Bylaws, as amended through April 22, 1992..................[4]

4.1           Amendment to USE 1998
              Incentive Stock Option Plan
              (To include Family Transferability
              of Options Under SEC Rule 16b)................................[11]

4.2           USE 1998 Incentive Stock Option Plan
              and Form of Stock Option Agreement 1/99........................[8]

4.3           USE Restricted Stock Bonus Plan,
              as amended through 2/94........................................[5]

4.4           Form of Stock Option Agreement, and Schedule
              Options Granted January 1, 1996................................[6]

4.5           Form of Stock Option Agreement and Schedule,
              Options Granted January 10, 2001..............................[11]

4.6           Form of Investors' Warrant issued in
              February and March 2002, and
              List of Holders...............................................[21]

4.7           USE 1996 Officers' Stock Award Program (Plan)..................[7]

4.8           USE Restated 1996 Officers' Stock Award Plan and
              Amendment to USE 1990 Restricted Stock Bonus Plan..............[7]

4.9           Warrant held by Caydal LLC....................................[13]

4.10          Warrant held by Kevin P.  Daly................................[13]

4.11 Rights Agreement, dated as of September 19, 2001 between U.S. Energy Corp. and Computershare
              Trust Company, Inc. as Rights Agent. The Articles of Amendment to Articles of Incorporation creating the Series P Preferred Stock is included herewith as an exhibit to the Rights Agreement.
              Form of Right Certificate (as an exhibit to the Rights Agreement).

              Summary of Rights, which will be sent to all holders of
              record of the outstanding shares of Common Stock of the registrant, also included as an exhibit to the
              Rights Agreement..............................................[12]

4.12          Form of Advisor Warrant dated October 18, 2001
              and List of Holders ..........................................[14]

4.13          Form of Advisor Warrant dated November 2, 2001
              and List of Holders...........................................[14]

4.14          Form of Investor Warrant dated October 18, 2001
              and List of Holders...........................................[14]

4.15          Stock Option held by R. Jerry Falkner
              dated April 11, 2001..........................................[14]

4.16          Warrant held by Riches In Resources
              dated May 14, 2001............................................[14]

4.17          Stock Option held by R. Jerry Falkner dated
              October 11, 1999 and Amendment thereto........................[15]

4.18          Amendment dated April 25, 2002 to
              October 11, 1999 Stock Option
              Agreement held by R.  Jerry Falkner...........................[16]

4.19          USE 2001 Incentive Stock Option Plan
              with Form of Option Agreement.................................[18]

4.20          USE Schedule of Options
              Issued - 12/7/01 and 5/20/01..................................[18]

4.21          USE 2001 Officers' Stock Compensation Plan....................[18]

4.22          Warrant held by Tsunami Partners, L.P............................*

4.23          Amendment dated December 10, 2002 to
              October 11, 1999 Stock Option
              Agreement held by R. Jerry Falkner............................[20]

4.24          Stock Option held by Robert Nicholas.............................*

4.25          Form of Warrant, Amendment
              thereto and List of Holders
              (Yellowstone Fuels Corp./USE Exchange)...........................*

5.1           Opinion re legality and consent of counsel.......................*

10.1          USECC Joint Venture Agreement - Amended as of 1/20/89..........[1]

10.2          Management Agreement with USECC................................[3]

10.3          Contract - R. J. Falkner & Company
              dated April 11, 2001..........................................[11]

10.4          Consulting Agreement - Riches In Resources
              dated May 14, 2001............................................[11]

10.5          Agreement for Strategic Services
              VentureRound Group LLC........................................[14]

10.6-10.60    [intentionally left blank]

10.61         Closing Agreement - Addendum to Agreement
              for Purchase and Sale of Assets (see Exhibit 10.62)...........[11]

10.62         Agreement for Purchase and Sale of Assets
              (Rocky Mountain Gas, Inc. and Quantum Energy LLC)..............[9]

10.63         Purchase and Sale Agreement
              CCBM, Inc. (subsidiary of Carrizo Oil & Gas, Inc.)
              and Rocky Mountain Gas, Inc...................................[16]

10.64         Purchase and Sale Agreement
              Bobcat Property...............................................[16]

10.65         Convertible Promissory Note and
              Security Agreement dated May 30, 2002.........................[17]

10.66         Convertible Promissory Note and
              Security Agreement dated November 19, 2002....................[19]

16.           Concurrence Letter from Arthur Andersen LLP
              on Change of Accounting Firms.................................[10]

21.1          Subsidiaries of Registrant....................................[11]

23.1          Included in Exhibit 5.1

23.2          Consent of Independent Auditors (Grant Thornton LLP).............*

99.1          Summary of reserve report of Ryder Scott Company,
              as of December 31, 2002, with consent............................*


*  Filed herewith.
_____________

Unless otherwise indicated, the SEC File Number for each of the following documents incorporated by reference is 000-6814.

[1] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1989, filed August 29, 1989.

[2] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1990, filed September 14, 1990.

[3] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1991, filed September 13, 1991.

[4] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, filed September 14, 1991.

[5] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-1 registration statement, initial filing (SEC File No. 333-1689) filed June 18, 1996).

[6] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1996, filed September 13, 1996.

[7] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1997, filed September 15, 1997.

[8] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1998, filed September 14, 1998.

[9] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 2000, filed September 13, 2000.

[10] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, filed February 5, 2001.

[11] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended on May 31, 2001, filed August 29, 2001, and amended on June 18, 2002 and September 25, 2002.

[12] Incorporated by reference to exhibit number 4.1 to the Registrant's Form 8-A12G filed, September 20, 2001.

[13] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-73546), filed November 16, 2001.

[14] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-75864), filed December 21, 2001.

[15] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-83040), filed February 19, 2002.

[16] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement, amendment no. 1 (SEC File No. 333-83040), filed May 17, 2002.

[17] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, filed June 6, 2002.

[18] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 2002, filed September 13, 2002.

[19] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, filed December 9, 2002.

[20] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement, amendment no. 4 (SEC File No. 333-83040), filed March 3, 2003.

[21] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-88584), filed March 10, 2003.

ITEM 17.  UNDERTAKINGS.

     (a) RULE 415 OFFERING.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act , each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) RELATIVE TO REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Riverton, state of Wyoming on March 7, 2003.

                                           U.S. ENERGY CORP.
                                           (Registrant)


Date: March 7, 2003                    By:   /s/  John L. Larsen
                                           -------------------------------------
                                           John L. Larsen,
                                           Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Date: March 7, 2003                    By:   /s/  John L. Larsen
                                           -------------------------------------
                                           John L. Larsen, Director


Date: March 7, 2003                    By:   /s/  Keith G. Larsen
                                           -------------------------------------
                                           Keith G. Larsen, Director


Date: March 7, 2003                    By:   /s/  Harold F. Herron
                                           -------------------------------------
                                           Harold F. Herron, Director


Date: March 7, 2003                    By:   /s/  Don C. Anderson
                                           -------------------------------------
                                           Don C. Anderson, Director


Date: March 7, 2003                    By:   /s/  Nick Bebout
                                           -------------------------------------
                                           Nick Bebout, Director


Date: March 7, 2003                    By:   /s/  H. Russell Fraser
                                           -------------------------------------
                                           H. Russell Fraser, Director


Date: March 7, 2003                    By:   /s/  Robert Scott Lorimer
                                           -------------------------------------
                                           Robert Scott Lorimer,
                                           Principal Financial Officer/
                                           Chief Accounting Officer